UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

July 22, 2013

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 22, 2013, Jamba, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Credit Agreement (the “Credit Agreement”), dated as of February 14, 2012, by and among the Company, Jamba Juice Company, the Company’s wholly-owned subsidiary, as borrower (“Jamba Juice”), the Company’s wholly-owned subsidiaries, Jamba Juice Advertising Fund Inc. and Talbott Teas Inc., as guarantors, and Wells Fargo Bank, National Association (the “Lender”), as amended by Amendment No. 1 thereto, dated as of November 1, 2012. Pursuant to the Amendment, Lender increased the revolving line of credit available to Jamba Juice to $15 million. The outstanding balance under the credit facility, as amended, bears interest at a LIBOR Market Index Rate based upon the rate for one month U.S. dollar deposits, plus 2.5% per annum. Under the terms of the amended Credit Agreement, the Company is required to maintain maximum consolidated leverage ratios, minimum levels of tangible net worth and a minimum fixed charge coverage ratio. The Amendment also extends the term of the Credit Agreement to July 22, 2016, or the Credit Agreement may be terminated earlier by Jamba Juice or by Lender.

The description of the Amendment is not complete and is qualified in its entirety by the actual terms of the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 2013.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date:	July 24, 2013	By:	/s/ Karen L. Luey
			Name:	Karen L. Luey
			Title:	Chief Financial Officer, Chief
Administrative Officer, Executive Vice
President and Secretary